Exhibit 16.1

March 12, 2015

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of the current report on Form 8-K dated March 12, 2015 of Kura Oncology, Inc. and are in agreement with the statements in the paragraphs within that Item as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Respectfully submitted,

/s/ LWBJ, LLP

West Des Moines, Iowa